Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEVI STRAUSS & CO.

(Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law)

Levi Strauss & Co., a Delaware corporation, hereby certifies that:

1. The name of this corporation is Levi Strauss & Co. The original name of this corporation was Levi Strauss of Delaware, Inc. This corporation filed its original Certificate of Incorporation with the Secretary of State on November 23, 1970.

2. This Amended and Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, and has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

The corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: March 25, 2019

Levi Strauss & Co.

By:	/s/ Charles V. Bergh
Charles V. Bergh
President and Chief Executive Officer

Exhibit A

Amended and Restated Certificate of Incorporation

of

Levi Strauss & Co.

ARTICLE I

NAME

The name of this corporation is Levi Strauss & Co. (the “Company”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, New Castle County, and the name of the registered agent of the Company in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

PURPOSE

The nature of the business or purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

AUTHORIZED STOCK

1. The total number of shares that the Company is authorized to issue is 1,632,000,000 shares, consisting of 1,200,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 422,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) and 10,000,000 shares of Preferred Stock par value $0.001 per share (“Preferred Stock”). Upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (“Pre-IPO Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and converted into one share of Class B Common Stock. Certificates representing shares of Pre-IPO Common Stock prior to the Effective Time shall, from and after the Effective Time, no longer represent shares of Pre-IPO Common Stock and shall represent only the number of shares of Class B Common Stock into which the shares of Pre-IPO Common Stock previously represented by such certificate were reclassified and converted pursuant hereto.

2. The Preferred Stock may be issued from time to time in one or more series. Subject to obtaining any necessary approval of the stockholders pursuant to Article V, Section 3, the Board is hereby expressly authorized (a) to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL, and (b) to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series in accordance with applicable law, but not above the total number of authorized shares of Preferred Stock or below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the number of previously designated shares of such series no longer so designated shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

3. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law and without a separate vote of the holders of any class or series of stock unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law and without a separate vote of the holders of any class or series of stock.

ARTICLE V

TERMS OF CLASSES AND SERIES

The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Amended and Restated Certificate of Incorporation” shall mean this Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

1.4 “Controlled Entity” shall mean (i) any corporation, partnership, limited liability company or other entity if a majority of the voting power of the outstanding securities, membership or other interests, or the right to designate or elect a majority of the board of directors or members of such other governing body, of such corporation, partnership, limited liability company or other entity is directly or indirectly owned by one or more Family Members; (ii) any trust (or any broker or nominee holding arrangement), the primary beneficiaries of which are one or more Family Members, or if the trust is a wholly charitable trust, a majority of the trustees of such trust are appointed by one or more Family Members; (iii) any of the Peter E. Haas Family Fund, the Margaret E. Haas Fund, or the Lynx Foundation; or (iv) any not-for-profit corporation formed for charitable purposes that is any of the following: (a) controlled by one or more Family Members, (b) incorporated by a Family Member (whether living or deceased) and of which a Family Member has the right, and has exercised such right, to appoint at least one member of the board of directors, or (c) incorporated by a Family Member (whether living or deceased) and of which at least one Family Member is a member of the board of directors.

1.5 “Family Member” shall mean (i) any lineal descendant (in each case by blood relation or adoption) of Elise Stern Haas, Daniel E. Koshland Sr., or Madeleine Haas Russell; (ii) the Spouse of any individual described in (i); (iii) lineal descendants of any individual described in (ii) (by blood relation or adoption); and (iv) the Spouse of any individual described in (iii).

1.6 “Final Conversion Date” means 5:00 p.m. in New York City, New York on the last day of the fiscal quarter during which the then-outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then-outstanding Class A Common Stock and Class B Common Stock; provided, that if the first day the shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then-outstanding Class A Common Stock and Class B Common Stock occurs within 15 days of the end of a fiscal quarter, the Final Conversion Date shall be the last day of the following fiscal quarter.

1.7 “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock.

1.8 “Liquidation” means any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

1.9 “Merger” means any consolidation or merger of the Company with or into any other corporation or other entity or person, or any corporate recapitalization, in which, pursuant to the express terms of such consolidation, merger or recapitalization, cash or other property is to be distributed to the stockholders of the Company in respect of their shares of stock in the Company.

1.10 “Permitted Transfer” shall mean, and be restricted to: (1) any Transfer of a share of Class B Common Stock by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (a) a Family Member; (b) a Controlled Entity; (c) the executor, administrator, attorney-in-fact, or conservator of the estate of a Qualified Stockholder (but solely in the context of executing or administering such estate); or (d) any other individual or entity if approved prior to such transfer by the holders of a majority of the then-outstanding shares of Class B Common stock at a meeting of stockholders or by consent; or (2) any Transfer of a share of Class B Common Stock by a registered holder of such share other than a Qualified Stockholder (“Non-Family Stockholder”) (a) to a trust of which such Non-Family Stockholder is a settlor, an acting trustee, and a current primary beneficiary, and has the right to revoke such trust either alone or in conjunction with his or her Spouse; or (b) if the Non-Family Stockholder is a revocable trust, any such Transfer to a settlor of such trust.

1.11 “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

1.12 “Qualified Stockholder” shall mean each of the following provided that such individual or entity also is a Family Member or Controlled Entity: (i) the registered holder of a share of Class B Common Stock immediately prior to the IPO; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the IPO (including, without limitation, upon exercise of stock appreciation rights or settlement of restricted stock units) (the “Pre-IPO Outstanding Rights”); and (iii) a Permitted Transferee.

1.13 An individual’s “Spouse” shall mean any person who is or was in the past the individual’s spouse or registered domestic partner.

1.14 “Transfer” of a share of Class B Common Stock shall mean any sale, gift, bequest, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share by a stockholder of the Company, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such holder; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V:

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by consent;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(iv) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation or Merger.

1.15 “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Company but excluding voting as described in Section 3 below), share ratably and be identical in all respects as to all matters, including:

2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

2.2 The Company shall not declare or pay any dividend to the holders of Common Stock payable in securities of the Company unless the same per share dividend with the same record date and payment date shall be simultaneously declared and paid on all shares of Common Stock; provided, however, that in the event of dividends payable in shares of Common Stock or rights to acquire shares of Common Stock: (i) dividends in respect of the Class A Common Stock shall be payable only in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and (ii) dividends in respect of the Class B Common Stock shall be payable only in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be. If the Company in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be reclassified, subdivided or combined in the same proportion and manner unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

2.3 In the event of a Liquidation or Merger, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders (in the case of a Liquidation) or consideration otherwise payable to the stockholders (in the case of a Merger) shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each class of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (a) for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation or Merger pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section 2.3 and (b) to the extent all or part of the consideration payable to the stockholders in a Merger is in the form of securities of another corporation or other entity, the securities payable to the holders of Class B Common Stock may be entitled to a greater number of votes per share (but in no event greater than ten times) than the number of votes per share to which securities payable to the holders of Class A Common Stock are entitled without a requirement that such different treatment be approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Voting Rights.

3.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote or consent on such matters.

(b) Class B Common Stock. On each matter where the holders of Class A Common Stock and Class B Common Stock vote together as a single class, each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote or consent on such matters.

3.2 General. Except as otherwise expressly provided herein or as required by law, or as may be specified in any certificate of designation defining the rights of any series of the Preferred Stock, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes on all matters submitted to the stockholders.

3.3 Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) issue any shares of Class A Common Stock, or securities or rights convertible into or exercisable for Class A Common Stock (other than pursuant to Section 2.1 and 2.2 of this Article V, a stockholder rights plan (subject to compliance with Section 3.4), or any of the Company’s equity plans or awards made thereunder to the extent such plans or awards have been previously approved by the stockholders at a meeting or by consent (each, an “Excluded Issuance”)), in an issuance or series of related issuances, if the number of shares of Class A Common Stock to be issued in such issuance or issuances (or upon the conversion or exercise of such securities or rights) is, or will be upon issuance, equal to or in excess of 20% of the sum of the number of shares of Class A Common Stock and Class B Common Stock outstanding before the issuance of the Class A Common Stock or securities or rights convertible into or exercisable for Class A Common Stock; or

(b) issue any shares of Class A Common Stock, or securities or rights convertible into or exercisable for Class A Common Stock (other than Excluded Issuances) in an issuance or series of related issuances that would not otherwise require stockholder approval under Section 3.3(a) if the number of shares of Class A Common Stock to be issued in such issuance or issuances (or upon the conversion or exercise of such securities or rights), plus any shares issued (or that would be issued upon the conversion or exercise of securities or rights) in each other issuance (other than Excluded Issuances) within the 12 months preceding such issuance that were not approved by stockholders pursuant to Section 3.3(a), is, or will be upon issuance, equal to or in excess of 20% of the sum of (1) the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the first day of such 12-month period and (2) the number of shares of Class A Common Stock and Class B Common Stock issued (or that would be issued upon the conversion or exercise of securities or rights that were issued) subsequent to the first day of such 12-month period pursuant to Excluded Issuances and issuances previously approved by the stockholders pursuant to Section 3.3(a) or this Section 3.3(b).

3.4 Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval of the holders of a majority of the outstanding shares of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or qualifications, limitations or restrictions of the Class B Common Stock;

(ii) reclassify any outstanding shares of Class A Common Stock of the Company into shares having rights as to dividends or distributions upon liquidation that are senior to the Class B Common Stock or the right to more than one vote for each share thereof;

(iii) adopt or implement any stockholder rights plan that may have the effect of diluting the equity interest of any Family Member or Controlled Entity in the Company as a direct or indirect consequence of the issuance or distribution of securities or rights to stockholders that would be effective or exercisable as a result of actions by any Family Members and/or Controlled Entities either individually or in connection with other individuals or entities that consist only of Family Members and/or

Controlled Entities, including, without limitation, accumulations of securities by Family Members and/or Controlled Entities, Transfers of securities to Family Members and/or Controlled Entities, or acting in concert or as a group by Family Members and/or Controlled Entities with other individuals or entities that consist only of Family Members and/or Controlled Entities, but excluding acting in concert or as a group with other individuals or entities that include individuals or entities that are neither Family Members nor Controlled Entities (“Prohibited Rights Plans”);

(iv) issue any shares of Preferred Stock, except for the issuance of Preferred Stock in connection with a stockholder rights plan that is not a Prohibited Rights Plan; or

(v) issue any additional shares of Class B Common Stock, except for the issuance of Class B Common Stock issuable upon exercise of any Pre-IPO Outstanding Right or a dividend payable in accordance with Section 2.2 of this Article V.

4. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

4.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

4.2 With respect to any holder of Class B Common Stock, a share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a) on the affirmative election of such holder; or

(b) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer.

4.3 On the occurrence of the conversion events specified in Sections 4.1 or 4.2 above, such conversion of shares of Class B Common Stock to Class A Common Stock will occur automatically without the need for any further action by the holders of such shares, certificates previously evidencing shares of Class B Common Stock will no longer represent shares of Class B Common Stock and will represent the shares of Class A Common Stock into which the shares of Class B Common Stock previously represented by such certificate were converted whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates previously evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Following the occurrence of such automatic conversion of the Class B Common Stock, the former holders of Class B Common Stock so converted may surrender the certificates previously representing such shares of Class B Common Stock at the office of the Company or any transfer agent for the Class A Common Stock for cancellation and exchange. Thereupon, if requested by any holder of Class B Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were converted on the date on which such automatic conversion occurred. Upon presentation of any certificate previously representing shares of Class B Common Stock for transfer, such certificate will be cancelled and a new certificate evidencing shares of Class A Common Stock will issued in the name of the transferee.

4.4 The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer has resulted in a conversion to Class A Common Stock pursuant to this Section 4 shall be conclusive and binding.

5. Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. Without limiting the foregoing, if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary (including seeking the approval of the stockholders to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of Class A Common Stock) to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

ARTICLE VI

DIRECTOR LIABILITY

1. Limitation of Liability. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

2. Indemnification. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification or advancement of expenses) through the Amended and Restated Certificate of Incorporation, the Company’s Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE VII

GOVERNANCE MATTERS

1. Management by the Board. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

2. Adoption, Amendment and Repeal of Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

3. Special Meetings of Stockholders. Special meetings of the stockholders (i) may be called, for any purpose as is a proper matter for stockholder action under the DGCL, by (A) the Chairperson of the Board, (B) the Chief Executive Officer, or (C) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), and (ii) shall be called, for any purpose as is a proper matter for stockholder action under the DGCL (including, without limitation, Section 1.10(1)(d)), by the Secretary of the Company upon the written request of stockholders of record entitled to cast not less than 30% of the votes at such special meeting, provided that such written request is in compliance with the Bylaws of the Company.

4. Actions by Stockholders by Written Consent. Any action required or permitted to be taken by the stockholders of the Company at a meeting may be effected by consent in writing or by electronic transmission of such stockholders in compliance with Section 228 of the DGCL.

5. Advance Notice Provisions. Advance notice of nominations for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Company must be given in the manner and to the extent provided in the Bylaws of the Company.

6. Election of Directors.

6.1 The directors of the Company, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes designated as Class I, Class II and Class III, respectively, as nearly equal in number as is reasonably possible. At each annual meeting of stockholders, successors to the directors of the class of directors whose term shall expire at such annual meeting shall be elected to hold office for a term of three years. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

6.2 The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

6.3 Subject to any limitation imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any director or directors may be removed at any time, with or without cause, by the affirmative vote or consent of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

6.4 Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall only be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

7. Exclusive Forum Provision. Unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising under any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws of the Company or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal-affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the provisions of this section.